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                                                                    EXHIBIT 15.1



(D&T Letterhead, Dallas, TX)


October 7, 2002


Fleming Companies, Inc.
1945 Lakepointe Drive
Lewisville, Texas  75057-6424

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Fleming Companies, Inc. and subsidiaries for the period ended July 13, 2002, as indicated to our report dated July 30, 2002; because we did not perform an audit, we expressed no opinion on that information.

We also are aware that the aforementioned report referred to above, which was included in your Quarterly Report on Form 10-Q for the quarter ended July 13, 2002, is being used in this Amendment No. 2 to Registration Statement No. 333-92262.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant, or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

DELOITTE & TOUCHE LLP